Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-76372 and 333-64691) of Monaco Coach Corporation of our report dated April 19, 2002, except for Note 6 as to which date is May 1, 2002 relating to the financial statements of Monaco Coach Corporation 401(k) Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Portland, Oregon

June 26, 2002